Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4802
Tel: (212) 906-1200 Fax: (212) 751-4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
, 2004	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
Compass Minerals International, Inc.	Los Angeles	Silicon Valley
8300 College Boulevard	Milan	Singapore
Overland Park, Kansas 66210	Moscow	Tokyo
Washington, D.C.

File No. 033446-0025

Re:	Registration Statement No. 333- ;
$179,600,000 Aggregate Principal Amount at Maturity of 12% Senior
Subordinated Discount Notes due 2013

Ladies and Gentlemen:

In connection with the registration of $179,600,000 aggregate principal amount at maturity of 12% Senior Subordinated Discount Notes due June 1, 2013 (the “Exchange Notes”) by Compass Minerals International, Inc. (formerly Salt Holdings Corporation), a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on January 15, 2004 (File No. 333-      ) (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Exchange Notes.  In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the laws of the State of New York and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Exchange Notes have been duly authorized by the Company, and when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount at maturity equal to the aggregate principal amount at maturity of the Exchange Notes, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion rendered in the preceding paragraph relating to the enforceability of the Exchange Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.11 of the Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys’ fees, except to the extent a court determines such fees to be reasonable.

We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Exchange Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that (i) each of the parties to the Indenture other than the Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to perform its obligations under the Indenture; and (c) has duly authorized, executed and delivered the Indenture; (ii) with respect to each of the parties to the Indenture other than the Company, the Indenture constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations.  We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Indenture.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Truly yours,